Exhibit 5.2

John F. Spratley, LLB
Suite 1320, 4 King Street West
Toronto, Ontario M5H 1B6
Telephone 416 944 3739

February 27, 2012

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6

Re: Registration Statement on Form S-4/A

Ladies and Gentlemen:

I act as counsel for Nirek Resources Inc., an Ontario, Canada corporation (the “Company”), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 1,354,004 shares of its common stock, no par value per share (“Common Stock”), silver certificates for ten (10) grams of silver, gold warrants at a cost of $190.00 each for ten (10) grams of gold, and gold certificates for ten (10) grams of gold through a Registration Statement on Form S-4/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation and amendments thereto, of the Company as certified by the Ministry of Government Services of the Province of Ontario.

(2) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(3) Management proxy materials, including Notice of Meeting, Information Circular and Form of Proxy in connection with the Special Meeting of Shareholders held on October 7, 2011 along with the minutes and scrutineer’s report;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

John F. Spratley, LLB	page 2

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 1,354,004 shares of Common Stock, silver certificates for ten (10) grams of silver, gold warrants at a cost of $190.00 each for ten (10) grams of gold, and gold certificates for ten (10) grams of gold being offered by the Company under the Registration Statement, when issued, will be legally issued, fully paid and non-assessable.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of our name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Very truly yours,

/s/ John F. Spratley

John F. Spratley